Exhibit (d)(1)

Investment Management Agreement

Investment Management Agreement made this 21st day of April, 2025 by and between REX ETF Trust, a Delaware statutory trust, including its separate series (the “Trust”), and REX Advisers, LLC, a Delaware limited liability company (the “Adviser”).

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company;

Whereas, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolios of securities and other assets;

Whereas, the Trust intends to offer shares in series as set forth on Schedule A attached hereto and any other series as to which this Agreement may hereafter be made applicable and set forth on Schedule A, which may be amended from time to time (each such series being herein referred to as a “Fund,” and collectively as the “Funds”); and

Whereas, the Trust desires to retain the Adviser as investment adviser, to furnish certain investment advisory and portfolio management services to the Trust with respect to the Funds, and the Adviser is willing to furnish such services.

Witnesseth:

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.    The Trust hereby engages the Adviser to act as the investment adviser for, and to manage the investment and reinvestment of the assets of, each Fund in accordance with each Fund’s investment objectives and policies and limitations, and to administer each Fund’s affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Trust for the period and upon the terms herein set forth. The investment of each Fund’s assets shall be subject to the Fund’s policies, restrictions and limitations with respect to investments as set forth in the Fund’s then-current registration statement under the Securities Act of 1933, as amended, 1940 Act, Declaration of Trust, By-Laws of the Trust and all applicable laws and regulations.

The Adviser shall conduct relations with custodians, depositories, transfer agents, administrators, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other service providers and persons deemed to be necessary or desirable by the Trust or Board. The Adviser shall prepare or participate in the preparation of Board materials, registration statements, proxy statements, reports, certifications and other communications, as necessary, appropriate or reasonably requested by the Board of Trustees of the Trust (the “Board” or “Trustees”) or the Trust’s Chief Compliance Officer. The Adviser shall further furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Trust’s transfer agent, administrator or other service providers).

The Adviser shall vote proxies for all investments in each Fund’s portfolio in the best interest of the relevant Fund. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with the Investment Advisers Act of 1940 (“Advisers Act”) and its fiduciary responsibilities to the Trust. The Trust acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies on behalf of a Fund to the Fund’s sub-adviser(s), if any, consistent with Section 9 below. The Adviser accepts such employment and agrees to render such services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall at its own expense furnish all executive and other personnel, office space, and office facilities required to render the investment management and administrative services set forth in this Agreement. In the event that the Adviser pays or assumes any expenses of a Fund not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or similar expense in the future; provided, that nothing contained herein shall be deemed to relieve the Adviser of any obligation to a Fund under any separate agreement between the parties.

2.    The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Trust in any way, nor otherwise be deemed an agent of the Trust.

3.    For the services and facilities described in Section 1, each Fund will pay to the Adviser, at the end of each calendar month, and the Adviser agrees to accept as full compensation therefor, an investment management fee equal to the annual rate of each Fund’s average daily net assets as set forth on Schedule A.

For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration of fees on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Trust under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

4.    During the term of this Agreement, the Adviser shall pay all of the expenses of each Fund (including the cost of transfer agency, sub-advisory, custody, fund administration, legal, audit and other services and license fees, if any, and any expenses incurred by the Trust and allocated to the Fund) but excluding the fee payment under this Agreement, interest, taxes, acquired fund fees and expenses, if any, brokerage commissions and other expenses connected with the the execution of portfolio transactions (including any net account or similar fees charged by futures commission merchants), distribution and service fees payable pursuant to a Rule 12b-1 plan, if any, and extraordinary expenses.

5.    Pursuant to its obligations under Section 1, the Adviser shall arrange for suitably qualified officers, employees or agents of the Adviser to serve, without compensation from the Trust, as trustees (except for those trustees who are not interested persons of the Trust), officers or agents of the Trust, if duly elected or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

6.    The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of a Fund’s securities on behalf of the Fund, and is directed to seek to obtain best execution, which includes most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust, or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended), provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

In addition, the Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities with similar orders being made simultaneously for other accounts managed by the Adviser or its affiliates, if in the Adviser, exercising its fiduciary duties, reasonably determines that such aggregation is in the best interest of each participating Fund and shall result in an overall economic benefit to a Fund. In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, each Fund acknowledges that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the securities positions obtainable or salable and may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

The Adviser will not arrange purchases or sales of securities between a Fund and other accounts advised by the Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Trust’s policies and procedures, (b) the Adviser determines the purchase or sale is in the best interests of each Fund, and (c) the Trust’s Board has approved these types of transactions. Subject to approval by the Trust’s Board of Trustees and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 of the 1940 Act), the Adviser may select brokers or dealers affiliated with the Adviser.

To the extent a Fund seeks to adopt, amend or eliminate any objectives, policies, restrictions or procedures in a manner that modifies or restricts the Adviser’s authority regarding the execution of the Fund’s portfolio transactions, the Fund agrees to use reasonable commercial efforts to consult with the Adviser regarding the modifications or restrictions prior to such adoption, amendment or elimination.

The Adviser will communicate to the officers and trustees of the Trust such information relating to transactions for the Funds as they may reasonably request. In no instance will portfolio securities be purchased by or sold to the Adviser or any affiliated person of either the Trust or the Adviser, except as may be permitted under the 1940 Act.

The Adviser further agrees that it shall:

(a)    use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)    in all matters, act as a fiduciary with respect to the Trust and give the Board the benefit of its best judgment, effort, advice and recommendations; perform its duties hereunder in compliance with Trust policies and procedures, including as adopted pursuant to Rule 38a-1 under the 1940 Act, and in compliance with the Adviser’s duties and obligations under Rule 206(4)-7 under the Advisers Act; conform in all material respects to all applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and comply in all material respects with all policies and procedures adopted by the Board for the Trust and communicated to the Adviser; and, in addition, conduct its activities under this Agreement in all material respects in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, such as the 1940 Act and the rules and regulations thereunder, the Internal Revenue Code of 1986, as amended, including Subchapter M thereunder, any exemptive relief issued by the SEC and any applicable state securities law or regulation;

(c)    report regularly to the Board (generally on a quarterly basis) and will make appropriate persons available for the purpose of reviewing with representatives of the Board on a regular basis at reasonable times the management of each Fund, including, without limitation, review of the general investment strategies of each Fund, the performance of each Fund’s investment portfolio in relation to relevant standard industry indices and relevant peer group(s), and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Board; and

(d)    prepare and maintain such books and records with respect to each Fund’s securities and other transactions as required under applicable law, including Rule 31a-2 under the 1940 Act, and will prepare and furnish the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records which it maintains for each Fund are the property of the Fund and the Adviser will surrender promptly to the Fund any such records upon the request of the Fund (provided, however, that the Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 of the Advisers Act or other applicable law.

7.    Subject to applicable statutes and regulations, it is understood that officers, trustees, or agents of the Trust are, or may be, interested persons (as such term is defined in the 1940 Act and rules and regulations thereunder) of the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested persons of the Trust otherwise than as trustees, officers or agents.

8.    The Adviser shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Trust, any Fund or shareholders arising out of any investment, or for any act or omission in connection with the matters to which this Agreement relates, except losses resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

9.    Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances or other relief upon which the respective Fund may rely), the Adviser may retain one or more sub-advisers at the Adviser’s own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to a Fund. In addition, the Adviser may adjust from time to time the duties delegated to any sub-adviser, the portion of portfolio assets of the Trust that the sub-adviser shall manage and the fees to be paid to the sub-adviser pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement, subject to the approvals set forth in Section 15 of the 1940 Act, when required, including after taking into account any exemptive order, no-action assurances or other relief upon which the respective Fund may rely. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to a Fund for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder.

10.   The Trust acknowledges that the Adviser may in the future act as an investment adviser to other managed accounts and as investment adviser or sub-adviser to one or more other investment companies that are not a series of the Trust. In addition, the Trust acknowledges that the persons employed by the Adviser to assist in the Adviser’s duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Adviser may use any research obtained for the benefit of the Trust in providing investment advice to its other investment advisory accounts and for managing its own accounts.

11.    The Adviser represents and warrants to the Trust as follow:

(a)       The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(b)       This Agreement is a valid and binding agreement of the Adviser.

(c)      The Adviser is currently in compliance and shall at all times continue to be in compliance with the requirements imposed upon the Adviser by applicable law and regulations.

(d)      The Adviser (i) will be registered as an investment adviser under the Advisers Act prior to the commencement of operation of the Funds and thereafter will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

12.    This Agreement, with respect to each Fund, was initially approved, and is effective, provided it was approved by a vote of a majority of the outstanding voting securities held by shareholders of the respective Fund in accordance with the requirements of the 1940 Act. This Agreement shall continue in effect for two years until the termination date set forth in the attached Schedule A, unless and until terminated by either party as hereinafter provided, and shall continue in force from year to year thereafter, as long as such continuance is specifically approved, at least annually, in the manner required by the 1940 Act (after taking into effect any exemptive order, no action assurances, or other relief, rule or regulation upon which the Trust may rely).

This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Trust or by the Adviser upon sixty (60) days’ written notice to the other party. Each Fund may effectuate termination without any penalty by action of the Board or by vote of a majority of its outstanding voting securities. Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid prorated balance of compensation, as described in Section 3, earned prior to such termination and for any additional period during which the Adviser serves as such for the Fund, subject to applicable law. The terms “assignment” and “vote of the majority of outstanding voting securities” shall have the same meanings set forth in the 1940 Act and the rules and regulations thereunder.

13.    This Agreement may be amended or modified only by a written instrument approved by (i) a majority of Trustees who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on this Agreement; and (ii) if required by applicable law, the vote of a majority of the outstanding shares of each Fund subject to the Agreement, as amended, and executed by both parties; provided, however, the amendment of Schedule A to this Agreement for the sole purpose of (i) adding or removing one or more Funds or (ii) making other non-material changes to the information included in Schedule A shall not be deemed an amendment of this Agreement requiring the approval of shareholders.

14.    This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

15.    Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.

16.   All parties hereto are expressly put on notice of the Trust’s Agreement and Declaration of Trust and all amendments thereto and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Trust by one or more of the Trust’s officers, as officers and not individually. The obligations imposed upon the Trust by this Agreement are not binding upon any of the Trustees, officers, employees, agents or Fund shareholders individually, but are binding only upon the assets and property of the Trust or Fund, as applicable, and persons dealing with the Trust must look solely to the assets of the Trust or Fund, as applicable, and those assets belonging thereto, for the enforcement of any claims.

17.   This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of such counterparts together will constitute one and the same instrument, and shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

18.    None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

In Witness Whereof, the Trust and the Adviser have caused this Agreement to be executed on the day and year above written.

REX ETF Trust

By:	/s/ Gregory Collett
	Name:	Gregory Collett

REX Advisers, LLC

By:	/s/ Robert Rokose
	Name:	Robert Rokose
	Title:	President and Chief Financial Officer

Schedule A

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
REX COIN Growth & Income ETF	0.99%	4/21/2025	4/24/2025	4/21/2025	4/21/2027
REX MSTR Growth & Income ETF	0.99%	4/21/2025	4/24/2025	4/21/2025	4/21/2027
REX NVDA Growth & Income ETF	0.99%	4/21/2025	4/24/2025	4/21/2025	4/21/2027
REX TSLA Growth & Income ETF	0.99%	4/21/2025	4/24/2025	4/21/2025	4/21/2027